                                American Safety Insurance Holdings, Ltd.
                  Announces Appointment of William C. Tepe as Chief Financial Officer

HAMILTON, Bermuda, November 2, 2005 — American Safety Insurance Holdings, Ltd. (NYSE: ASI) today announced the appointment of William C. Tepe as Chief Financial Officer. Mr. Tepe will assume his position with the Company effective November 14, 2005, and will replace Steven B. Mathis as Chief Financial Officer. Mr. Mathis will be assigned the key role of Vice President, Planning and Treasury.

Mr.     Tepe joins American Safety Insurance with over 24 years of progressive experience in accounting, financial reporting, financial planning and corporate development. He has significant working knowledge of insurance financial processes and controls, as well as financial systems and financial process improvements. Mr. Tepe also has broad experience in working with bank financing and investments, and has been actively involved in mergers and acquisitions. Prior to joining American Safety Insurance, Mr. Tepe was the Chief Financial Officer for GAB Robins Inc., an international insurance claims management and adjusting company. Mr. Tepe has also been employed in senior financial reporting and accounting positions within major property and casualty insurance companies such as W. R. Berkley Corp. and USF&G Corporation.

Commenting on this announcement, Stephen R. Crim, President & Chief Executive Officer of American Safety Insurance Holdings, Ltd. said, “I am excited to bring Bill Tepe into the American Safety Insurance organization. Bill will add to the depth of our senior management team and ASI is fortunate to gain someone with Bill’s experience and qualifications. I am confident that Bill will play a key role in the future growth and success of the Company.”

Further commenting, Mr. Crim said, “Steve Mathis will serve as Vice President, Planning and Treasury, where he will focus on capital management, financial planning, budgeting and treasury. Steve has played a vital role in managing the Company’s accounting and financial reporting functions and this new role will enable him to leverage his 12 years of experience with ASI to further contribute to the future growth and success of the Company.”

American Safety Insurance Holdings, Ltd. is a specialty insurance holding company which, through its subsidiaries, provides innovative insurance solutions in the alternative insurance market for environmental remediation, contracting and other specialty risks. Additional information about the Company can be found at www.americansafetyinsurance.com.

This press release contains forward-looking statements. These forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including insurance market conditions, premium growth, acquisitions and new products and the Harbour Village real estate development project. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including competitive conditions in the insurance industry, levels of new and renewal insurance business, developments in loss trends, adequacy and changes in loss reserves and actuarial assumptions, timing or collectibility of reinsurance recoverables, market acceptance of new coverages and enhancements, changes in reinsurance costs and availability, potential adverse decisions in court and arbitration proceedings, the integration and other challenges attendant to acquisitions, and changes in levels of general business activity and economic conditions. For additional factors, which could influence the Company’s operating and financial performance, see the Company’s filings with the Securities and Exchange Commission.

Contacts:
American Safety Insurance Services, Inc.                          Cameron Associates
Stephen Crim or Steven Mathis                                     Kevin McGrath
(770) 916-1908                                                    (212) 245-4577